Exhibit 10.23
SECOND AMENDMENT AGREEMENT
     THIS SECOND AMENDMENT AGREEMENT, dated as of the 24th day of February, 2010 (this “Second Amendment”), is entered into among ODYSSEY RE HOLDINGS CORP., a Delaware corporation (the “Borrower”), various Subsidiary Credit Parties (as defined in the hereinafter defined Credit Agreement) party hereto, the Lenders (as defined in the hereinafter defined Credit Agreement) party hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”).
RECITALS
     A. The Borrower, the Subsidiary Credit Parties, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of July 13, 2007, as amended by the First Amendment Agreement, dated as of June 17, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement as they may be amended pursuant to this Second Amendment.
     B. The Borrower, the Administrative Agent and the Required Lenders have agreed to make certain amendments to the Credit Documents on the terms and conditions set forth herein.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 Amendments to Section 1.1 Consisting of New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

     “‘Second Amendment’ shall mean the Second Amendment Agreement, dated as of February 24, 2010, among the Borrower, the Subsidiary Credit Parties party thereto, the Lenders party thereto, and the Administrative Agent.”
     “‘Second Amendment Effective Date’ has the meaning given to such term in Article III to the Second Amendment.”
     “‘Watsa Controlled Affiliates” means V. Prem Watsa, trusts established by or for the benefit of V. Prem Watsa, and other Persons Controlled by V. Prem Watsa.”
     1.2 Amendments to Section 1.1 Consisting of Modifying Existing Definitions. The following definition in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
               “Change of Control” means an event or series of events by which:
     (a) Watsa Controlled Affiliates shall collectively cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of Fairfax entitled to vote for members of the board of directors or equivalent governing body of Fairfax on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) both (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and any Watsa Controlled Affiliate) becomes the beneficial owner (as defined in clause (a) above), directly or indirectly, of 35% or more of the Equity Interests of Fairfax entitled to vote for members of the board of directors or equivalent governing body of Fairfax on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and (ii) Watsa Controlled Affiliates shall collectively cease to be the “beneficial owner” (as defined in clause (a) above), directly or indirectly, of Equity Interests of Fairfax entitled to vote for members of the board of directors or equivalent governing body of Fairfax on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) in an amount greater than such person or group described in clause (i) above; or
     (c) Fairfax shall fail to own 75% or more of the Equity Interests of the Borrower; or
     (d) any Change of Control (as defined in any other Indebtedness of the Borrower or any of its Subsidiaries) shall occur.
     1.3 Amendments to Section 2.9 (Fees). Sections 2.9(e) and (f) of the Credit Agreement are hereby amended and restated in their entirety as follows:
     “(e) To the Administrative Agent, for the account of each Tranche 2 Lender, a commitment fee (the “Tranche 2 Commitment Fee”) for each calendar quarter (or portion thereof) at a per annum rate of 0.10% on such Lender’s Tranche 2 Ratable Share of the average daily aggregate Unutilized Tranche 2 Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Second Amendment Effective Date through the Tranche 2 Termination Date, and (ii) on the Tranche 2 Termination Date;
     (f) To the Administrative Agent, for the account of each Tranche 2 Lender, a letter of credit fee (the “Tranche 2 Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Tranche 2 Letters of Credit outstanding during such quarter, at a per annum rate equal to 0.55% on such Tranche 2 Lender’s Tranche 2 Ratable Share of the average daily aggregate Stated Amount of such Tranche 2 Letters of Credit. The Tranche 2 Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Second Amendment Effective Date through the Final Maturity Date and (ii) on the Final Maturity Date; and”
     1.4 Amendments to Section 2.19 (Increase in Commitments). Section 2.19 of the Credit Agreement is hereby amended and restated in its entirety as follows:
               “Section 2.19 Increase in Commitments.
     (a) The Borrower shall have the right, at any time prior to the date 6 months prior to the Tranche 2 Termination Date by written notice to and in consultation with the Administrative Agent, to request an increase in the Tranche 2 Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Tranche 2 Lenders increase their respective Tranche 2 Commitments then in effect (each, an “Increasing Lender”), by adding as a Tranche 2 Lender with a new Tranche 2 Commitment hereunder one or more Persons that are not already Tranche 2 Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, (ii) immediately after giving effect to any Commitment Increase, (y) the aggregate Tranche 2 Commitments shall not exceed $150,000,000 and (z) the aggregate of all Commitment Increases effected after the Effective Date shall not exceed $50,000,000, and (iii) no existing Tranche 2 Lender shall be obligated to increase its Tranche 2 Commitment as a result of any request for a Commitment Increase by the Borrower unless it agrees in its sole discretion to do so.
     (b) Each Additional Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent and the Fronting Bank shall not be unreasonably withheld or delayed) and the Borrower and each Additional Lender shall execute a joinder agreement together with all such other documentation as the Administrative Agent and the Borrower may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to evidence the Tranche 2 Commitment of such Additional Lender and its status as a Tranche 2 Lender hereunder.
     (c) If the aggregate Tranche 2 Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Commitment Increase Date,” which shall be a Business Day not less than thirty (30) days prior to the Commitment Termination Date) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Commitment Increase Date. The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem appropriate to effect such Commitment Increase.
     (d) Notwithstanding anything set forth in this Section 2.19 to the contrary, no increase in the Tranche 2 Commitments pursuant to this Section 2.19 shall be effective unless:
     (i) The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:

     (A) as to each Increasing Lender, evidence of its agreement to provide a portion of the Commitment Increase, and as to each Additional Lender, a duly executed joinder agreement together with all other documentation required by the Administrative Agent pursuant to Section 2.19(b);
     (B) an instrument, duly executed by each Credit Party, acknowledging and reaffirming its obligations under this Agreement, the Security Documents and the other Credit Documents to which it is a party and the validity and continued effect of the Liens granted in favor of the Administrative Agent thereunder;
     (C) a certificate of the secretary or an assistant secretary of each Credit Party, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Credit Party approving or consenting to such Commitment Increase;
     (D) a certificate of a Financial Officer of the Borrower, certifying that (y) as of the Commitment Increase Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the Commitment Increase and any Letters of Credit issued in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Letters of Credit issued in connection therewith and the application of the proceeds thereof); and
     (ii) Each outstanding Syndicated Letter of Credit shall have been amended giving effect to the Commitment Increase or, if required, returned by each respective beneficiary to the Administrative Agent and cancelled and/or exchanged for a new or amended Syndicated Letter of Credit giving effect to the Commitment Increase; and

(iii) In the case of any Credit Extension in connection with such Commitment Increase, the conditions precedent set forth in Section 4.2 shall have been satisfied.”
     1.5 Amendments to Section 7.2 (Investments). Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     Section 7.2 Investments. Make any Investments in (a) Fairfax, Crum & Forster, Northbridge Financial, TIG Insurance Group, TIG Insurance Company, ORH Holdings, Inc., Fairfax Financial (US) LLC, United States Fire Insurance Company or Fairfax Inc. or their respective Affiliates and Subsidiaries (other than the Borrower and its Subsidiaries) or (b) debt and equity securities of Fairfax, Crum & Forster, Northbridge Financial, TIG Insurance Group, TIG Insurance Company, ORH Holdings, Inc., Fairfax Financial (US) LLC, United States Fire Insurance Company or Fairfax Inc. or their respective Affiliates and Subsidiaries (other than the Borrower and its Subsidiaries), other than in each case Investments made from Cash on Hand (as defined in Section 7.6(b)) and the proceeds of Restricted Payments received by the Borrower pursuant to Restricted Payments permitted to be made (and made) to the Borrower after the Second Amendment Effective Date in accordance with Section 7.6(a); provided, however, (A) each such Investment shall be permitted by the applicable Investment Guidelines, (B) each such Investment shall not violate any Requirement of Law and (C) no Default or Event of Default shall have occurred and be continuing (or result therefrom).”
     1.6 Amendments to Section 7.6 (Restricted Payments). Sections 7.6(b) and (c) of the Credit Agreement are hereby amended and restated in their entirety as follows:
     “(b) the Borrower may make Restricted Payments (i) in an aggregate amount equal to the amount of cash, cash equivalents and marketable securities on hand (“Cash on Hand”) as of the Second Amendment Effective Date, such amount not to exceed $100,000,000, and (ii) in an aggregate amount (excluding any Restricted Payments permitted under clause (i) hereof) equal to 100% of the Restricted Payments received by the Borrower pursuant to Restricted Payments permitted to be made (and made) to the Borrower after the Second Amendment Effective Date in accordance with Section 7.6(a); provided, however, that, in the case of any Restricted Payment to be made pursuant to clause (i) or (ii) above, both at the time of declaration and of payment of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom);”

“(c) the Borrower may purchase, redeem, retire or otherwise acquire shares of its common stock from the proceeds of Restricted Payments received by the Borrower pursuant to Restricted Payments permitted to be made (and made) to the Borrower after the Second Amendment Effective Date in accordance with Section 7.6(a); provided, however, (A) each such Restricted Payment shall be permitted by the applicable Investment Guidelines, (B) each such Restricted Payment shall not violate any Requirement of Law and (C) no Default or Event of Default shall have occurred and be continuing (or result therefrom);”
     1.7 Amendments to Section 7.13(b)(Minimum Statutory Surplus). Section 7.13(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
               (b) “Minimum Statutory Surplus. Permit the Statutory Surplus of OARC to be less than $2,000,000,000.”
     1.8 Amendments to Section 7.13(c)(Minimum Risk-Based Capital). Section 7.13(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(c) Minimum Risk-Based Capital. Permit the ratio of (i) “total adjusted capital” (within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the date hereof (the “Model Act”)) of OARC to (ii) 2 times the “Authorized Control Level Risk-Based Capital” (within the meaning of the Model Act) of OARC to be less than one hundred seventy five percent (175%), as of the last day of any fiscal quarter, beginning with the fiscal quarter ending December 31, 2009.”
     1.9 Amendments to Section 8.1(m)(Events of Default-Ratings Downgrade). Section 8.1(m) of the Credit Agreement is hereby amended and restated in its entirety as follows:
               “(m) Ratings Downgrade. The Financial Strength Rating for OARC falls below A-; or”
ARTICLE II
TERMINATION OF TRANCHE 1 COMMITMENTS
     Effective as of the Second Amendment Effective Date, the aggregate Tranche 1 Commitments shall be permanently terminated in whole, and by the execution hereof by the Required Lenders, the requirement in Section 2.5(b) of the Credit Agreement to provide 3 Business Days prior written notice to the Administrative Agent is hereby waived.

ARTICLE III
CONDITIONS OF EFFECTIVENESS
     This Second Amendment shall become effective as of the first date (such date being referred to as the “Second Amendment Effective Date”) on which each of the following conditions shall have been satisfied:
     (a) The Administrative Agent shall have received, dated as of the Second Amendment Effective Date, an executed counterpart hereof from each of the Credit Parties and the Required Lenders;
     (b) On the Second Amendment Effective Date, the representations and warranties set forth in Article IV hereof shall be true and correct in all material respects;
     (c) Since December 31, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;
     (d) The Borrower shall have paid to the Administrative Agent, for the benefit of each Lender who approves this Second Amendment a nonrefundable amendment fee in the amount of 0.10% of such approving Lender’s Tranche 2 Commitment, which fee shall be deemed fully earned as of the Second Amendment Effective Date;
     (e) The Borrower shall have paid all principal, interest and other amounts outstanding under the Credit Agreement with respect to the Tranche 1 Commitments and there shall be no Tranche 1 Credit Extensions outstanding;
     (f) The Borrower shall have paid to Wells Fargo Securities, LLC (“Wells Fargo Securities”) the other fees required under the engagement letter from Wells Fargo Securities to the Borrower, dated as of February 17, 2010; and
     (g) The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Second Amendment (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Each of the Credit Parties (solely as to itself and its Subsidiaries) represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that (i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the Second Amendment Effective Date, both immediately before and after giving effect to this Second Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (ii) this Second Amendment has been duly authorized, executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, and (iii) no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date, both immediately before and after giving effect to this Second Amendment.
ARTICLE V
ACKNOWLEDGEMENT AND CONFIRMATION OF THE CREDIT PARTIES
     Each Credit Party hereby confirms and agrees that, after giving effect to this Second Amendment, the Credit Agreement and the other Credit Documents to which it is a party remain in full force and effect and enforceable against such Credit Party in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and the amendments contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations of the Credit Parties evidenced by or arising under the Credit Agreement, the other Credit Documents, and the liens and security interests in the Collateral, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect. Each Credit Party represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Second Amendment. This acknowledgement and confirmation by the Credit Parties is made and delivered to induce the Administrative Agent and the Lenders to enter into this Second Amendment, and the Credit Parties acknowledge that the Administrative Agent and the Lenders would not enter into this Second Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE VI
MISCELLANEOUS
     6.1 Governing Law. This Second Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.
     6.2 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Second Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Second Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Second Amendment shall constitute a Credit Document under the terms of the Credit Agreement.
     6.3 Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Administrative Agent, and (ii) to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Second Amendment and the other Credit Documents delivered in connection herewith.
     6.4 Severability. To the extent any provision of this Second Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Second Amendment in any jurisdiction.
     6.5 Successors and Assigns. This Second Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.
     6.6 Construction. The headings of the various sections and subsections of this Second Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

     6.7 Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Amendment by telecopy or by electronic mail in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Second Amendment. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers as of the date first above written.

ODYSSEY RE HOLDINGS CORP.
By:	/s/ R. Scott Donovan
	Name:	R. Scott Donovan
	Title:	Executive Vice President & Chief Financial Officer

ODYSSEY AMERICA REINSURANCE CORPORATION
By:	/s/ R. Scott Donovan
	Name:	R. Scott Donovan
	Title:	Executive Vice President

CLEARWATER INSURANCE COMPANY
By:	/s/ R. Scott Donovan
	Name:	R. Scott Donovan
	Title:	President

CLEARWATER SELECT INSURANCE COMPANY
By:	/s/ R. Scott Donovan
	Name:	R. Scott Donovan
	Title:	President

HUDSON INSURANCE COMPANY
By:	/s/ Peter H. Lovell
	Name:	Peter H. Lovell
	Title:	SVP

HUDSON SPECIALTY INSURANCE COMPANY
By:	/s/ Peter H. Lovell
	Name:	Peter H. Lovell
	Title:	SVP

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Fronting Bank and as a Lender
By:	/s/ Mark B. Felker
	Name:	Mark B. Felker
	Title:	Managing Director Wachovia Bank, National Association

KeyBank National Association
By:	/s/ Mary K. Young
	Name:	Mary K. Young
	Title:	Senior Vice President

CITIBANK, N.A.
By:	/s/ Cynthia W. Priest
	Name:	Cynthia W. Priest
	Title:	Vice President

The Bank of New York Mellon
By:	/s/ Paulette Truman
	Name:	Paulette Truman
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Daniel R. Raynor
	Name:	Daniel R. Raynor
	Title:	Senior Vice President

Webster Bank, National Association
By:	/s/ Lawrence Davis
	Name:	Lawrence Davis
	Title:	Vice President